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                                                                    EXHIBIT 21.1

                  List Of Subsidiaries Of Quokka Sports, Inc.

1. Quokka Sports Ltd., A United Kingdom limited company.

2. NBC/Quokka Ventures, LLC, a Delaware limited liability company.

3. CART Digital Media Enterprises, LLC, a Delaware limited liability company.

4. QuokkaDNA, Inc., a Delaware corporation.

5. Quokka Exchange Incorporated, a Delaware corporation.

6. Montana Acquisition Corporation, a Washington corporation.